                                                                   Exhibit 10.09

DATED                                                           8th October 1996
--------------------------------------------------------------------------------



                            BRITISH COAL CORPORATION


                                    - and -


                        LA SALLE PARTNERS INTERNATIONAL



--------------------------------------------------------------------------------

                                   AGREEMENT
                     for the sale and purchase of shares in
                        CIN PROPERTY MANAGEMENT LIMITED

--------------------------------------------------------------------------------








                                              Herbert Smith
                                              Exchange House
                                              Primrose Street
                                              London EC2A 2HS
                                              Tel: 0171 374-8000
                                              Fax: 0171 496-0043
                                              Ref: 223/C411/30334034

                    TABLE OF CONTENTS

Clause    Headings                                           Page

1.        INTERPRETATION                                      1

2.        SALE AND PURCHASE                                   7

3.        CONSIDERATION                                       7

4.        CONDITIONS                                          7

5.        ACTION PENDING COMPLETION                           8

6.        VENDOR'S UNDERTAKING                                12

7.        COMPLETION ACCOUNTS                                 12

8.        COMPLETION                                          14

9.        WARRANTIES AND UNDERTAKINGS                         17

10.       PURCHASER'S WARRANTIES AND UNDERTAKINGS             26

11.       PENSION SCHEMES                                     27

12.       TAX ADMINISTRATION AND GROUP RELIEF                 29

13.       ANNOUNCEMENTS                                       32

14.       MISCELLANEOUS                                       32

15.       COSTS                                               33

16.       NOTICES                                             33

17.       GOVERNING LAW, JURISDICTION AND                     34
          SERVICE OF PROCESS

SCHEDULE 1     PART 1     DETAILS OF THE COMPANY

               PART 2     DETAILS OF THE SUBSIDIARY

SCHEDULE 2     WARRANTIES

SCHEDULE 3     PROPERTIES

SCHEDULE 4     DETAILS OF NEW BUSINESS PREMISES

SCHEDULE 5     INTELLECTUAL PROPERTY RIGHTS

SCHEDULE 6     BASIS OF PREPARATION OF COMPLETION
               ACCOUNTS


DOCUMENTS IN AGREED TERMS

Director's Resignation Letter
Management Agreements
Deed of Guarantee (Management Agreements)
Tax Deed
Agreement for Leases of 6th floor, 33 Cavendish Square and Ancillary Property Documentation
Articles of Association
Resolutions
Opinion Letter
Supplemental Name and Logo Agreement

Management Agreement Side Letters

THIS AGREEMENT is made on 8th October 1996

BETWEEN:

(1) BRITISH COAL CORPORATION of Charles House, 5-11 Lower Regent Street, St. James's, London SW1Y 4LR (the "Vendor"); and

(2) LASALLE PARTNERS INTERNATIONAL an unlimited company incorporated in England and Wales (registered number 2547868) and whose registered office is as Regent Arcade House, 19-25 Argyll Street, London W1V 1AA (the "Purchaser").

RECITALS:

(A) CIN Property Management Limited (the "Company") was incorporated in England on 2nd April 1991 under the Companies Act 1985 with registered number 2597050 and is a private company listed by shares. Further details of the Company, its authorized and issued share capital and the names of its present directors and secretary are set out in Part 1 of Schedule 1.

(B) The company named in Part 2 of Schedule 1 (the "Subsidiary") is the only subsidiary of the Company. Further details of the Subsidiary, its authorized and issued share capital and the names of its present directors and secretary are set out in Part 2 of Schedule 1.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1  In this Agreement and in the Schedules the following definitions are used:

     "Accounts" means the audited unconsolidated balance sheet of each of the Company and Subsidiary as at the Accounts Date and the audited unconsolidated profit and loss accounts of the Subsidiary in respect of the accounting reference period ended on the Accounts Date;

     "Accounts Date" means 31st March, 1996;

     "Agreement for Leases" means the agreement in the agreed terms pursuant to which the Company is to hold the New Business Premises and of which further details are set out at Schedule 4;

     "Ancillary Property Documentation" means the option to surrender the lease of the 5th floor, 33 Cavendish Square and ancillary car park spaces; and a licence for the two basement car parking spaces;

     "Articles of Association" means the Memorandum and Articles of Association of the Company in the agreed terms to be adopted pursuant to clause 5.3.2;

     "Business" means the business of property investment fund management carried on by the Company;

     "Business Premises" means those properties currently used or occupied by the Company in connection with the Business, brief particulars of which are set out in Schedule 3;

     "CIN Management" means the company with registered number 1905816 (which was re-registered as unlimited on 20th August 1996);

     "Companies Act" means the Companies Act 1985;

     "Completion" means completion of the sale and purchase of the Shares in accordance with clause 8;

     "Completion Accounts" means a consolidated balance sheet as at the date of Completion and a consolidated profit and loss account for the period from Ist April 1996 to the date of Completion for the Group, each prepared on the basis set out in clause 7 and Schedule 6;

     "Completion Date" means the close of business on the date on which Completion takes place;

     "Controlling Shares" means 5,767 issued ordinary shares of (Pounds)1 each in the capital of the Company;

     "Disclosed Schemes" means the British Coal Staff Superannuation Scheme and the Mineworkers' Pension Scheme;

     "Disclosure Letter" means the letter from the Vendor to the Purchaser delivered immediately before the making of this Agreement;

     "Encumbrance" means any option, charge, mortgage, lien, equity, rights of preemption or any other third party rights;

     "Environment" means the natural and man-made environment and all or any of the following media namely air, water and land including air within buildings and air within other natural or man-made structures above or below ground;

     "Environmental Law" means all laws, regulations, directives, statutes, subordinate legislation, common law and other national and local laws all judgements, orders, instructions or awards of any court or competent authority and all codes of practice and guidance notes which relate to the Environment or human health or the health of animals or plants, including the Environmental Protection Act 1990, the Environment Act 1995, the Planning (Hazardous Substances) Act 1990, the Water Resources Act 1991, the Water Industry Act 1991, the Control of Pollution Act 1974, the Clean Air Acts, the Control of Industrial Major Accident Hazards Regulations 1984 and the Control of Substances Hazardous to Health Regulations 1988 but not the Town and Country Planning Acts or any other enactment relating to the use, development and enjoyment of land and buildings;

     "Group" means the Company and the Subsidiary, and "Group Company" means either of them;

     "Information Memorandum" means the information memorandum relating to the Company issued by HSBC Investment Bank plc and dated June 1996;

     "Initial Shares" means 118 issued ordinary shares of (Pounds)1 each in the capital of the Company;

     "Intellectual Property Rights" means the intellectual property rights details of which are set out in Schedule 5;

     "IMRO" means the Investment Management Regulatory Organization;

     "Leases" means the leases under which the Business Premises are held and of which brief particulars are set out in Schedule 3;

     "Losses" means all losses, liabilities, costs (including without limitation reasonable legal costs), charges, expenses, actions, proceedings, claims and demands;

     "Management Agreements" means the two agreements to be entered into at Completion between respectively (i) the Company (1), the Vendor (2) and Coal Staff Superannuation Scheme Trustees Limited (3) and (ii) the Company
     (1), the Vendor (2) and Mineworkers' Pension Scheme Trustees Limited (3) each in the agreed terms;

     "Management Agreement Side Letters" means letters to be given at Completion on behalf of the Trustees, in each case in the agreed terms;

     "New Business Premises" means those properties to be used or occupied by the Company in connection with its business pursuant to the Agreement for Leases, brief particulars of which are set out in paragraphs 1 to 3 of
     Schedule 4;

     "Opinion Letter" means the opinion letter from Hagan & Associates;

     "Option to Surrender" means an option to surrender the lease of 5th floor, 33 Cavendish Square and ancillary car parking license to be entered into at Completion between Coal Pension Properties Limited and the Company in the agreed terms;

     "Properties" means the leasehold properties listed in Schedule 3;

     "Purchaser's Accountants" means KPMG 1 Puddle Dock, London EC4V 3PD;

     "Purchaser's Group" means the Purchaser and its subsidiary undertakings and any parent undertaking of the Purchaser or any subsidiary undertaking of such parent undertaking;

     "Purchaser's Solicitors" means Slaughter and May of 35 Basinghall Street, London EC2V 5DB;

     "relevant claim" means a claim by the Purchaser in respect of any of he Warranties or in relation to any misrepresentation;

     "Resolutions" means the resolutions in the agreed terms to be passed pursuant to clause 8.2.1(H);

     "Restructuring Date" means 11th July 1996 being the date on which the property division of CIN Management was transferred to the Company;

     "Section 179 Liability" means any liability of the Company under section 179 of the TCGA arising as a result of the sale of the Shares by the Vendor to the Purchaser pursuant to this Agreement as respects any asset transferred to the Company pursuant to the hivedown (as defined in sub-clause 9.21) or as respects the transfer of the shares in the Subsidiary to the Company;

     "Shares" means the 5,885 issued ordinary shares of (Pounds)1 each in the capital of the Company;

     "Subsidiary" means C1N Property Services Limited;

     "Supplemental Agreement" means the agreement to be entered into upon Completion relating to the use by the Company of the name 'CIN La Salle';

     "taxation" or "tax" means (save as used in Warranty 10.13) the following UK taxes:

     (i) income tax (including income tax required to be deducted or withheld from or accounted for in respect of any payment), corporation tax, advance corporation tax, capital gains tax, inheritance tax, value added tax, customs duties, excise duties, stamp duty, stamp duty reserve tax, national insurance and other similar contributions; and

     (ii) any other taxes, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them;

     together with any interest, penalty or fine in connection with any such taxation or failure to file any tax return;

     "Taxes Act" means the Income and Corporation Taxes Act 1988;

     "Tax Deed" means the tax deed in the agreed terms between the Vendor and the Purchaser;

     "Tax Warranties" means the warranties contained in paragraph 10 in Schedule 2;

     "TCGA" means the Taxation of Chargeable Gains Act 1992;

     "Trustees" means Coal Staff Superannuation Scheme Trustees Limited and Mineworkers' Pension Scheme Trustees Limited;

     "Vendor Solicitors" means Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS; and

     "Warranties" means the warranties contained in Schedule 2.

1.2 In this Agreement, words and expressions defined in the Companies Act shall bear the same meaning as in that Act.

1.3  In this Agreement, save where she context otherwise requires:

     1.3.1  words in the singular shall include the plural, and vice versa;

     1.3.2 the masculine gender shall be deemed to include the feminine and neutral and vice versa;

     1.3.3 a reference to a person shall include a reference to a firm, a body corporate, an unincorporated association or to a person's executors or administrators;

     1.3.4 a reference to a clause, sub-clause, Schedule (other than to a schedule to a statutory provision) shall be a reference to a clause, sub-clause, Schedule (as the case may be) of or to this Agreement;

     1.3.5 if a period of time is specified and dates from a given day or the day of an act or event, it shall be calculated exclusive of that day;

     1.3.6 references to any English legal term for any action, remedy, method or judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

     1.3.7 a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act;

     1.3.8 references to writing shall include any modes of reproducing words in a legible and non-transitory form;

     1.3.9 a reference to a balance sheet or profit and loss account shall include reference to any note forming part of it;

     1.3.10 references to documents "in the agreed terms" shall be to documents agreed between the parties, annexed to this Agreement and initialled for identification by or on behalf of the Vendor and the Purchaser; and

     1.3.11 the headings in this Agreement are for convenience only and shall not affect the interpretation of any provision of this Agreement.

1.4 The definitions adopted in the recitals and introductory statements preceding this clause apply throughout this Agreement and the Schedules.

1.5 Where any of the Warranties is qualified by the expression "so far as the Vendor is aware" or by reference to the knowledge of the Vendor or by an expression of similar import, for the purpose of such expression or expressions only the Vendor shall be deemed to mean Mr. Philip Hutchinson, Director - Legal Affairs and Secretary of British Coal Corporation, Mr. Ian Forrest - Head of Privatization at

     British Coal Corporation; Mr. Martin Pollard - Head of Taxation at British Coal Corporation; Mr. Ivan Yeannan - Managing Director of the Company and Mr. Peter Manley - Director of the Company having made all reasonable enquiry and any such Warranty or Warranties are given only on the basis of matters of which those persons are aware or which are within the knowledge of those persons. For the avoidance of doubt, none of such persons shall be personally liable in respect of any of the Warranties by reason of the provisions of this sub-clause 1.5.

2.   SALE AND PURCHASE

2.1 The Vendor is the beneficial owner and shall sell with full title guarantee and the Purchaser shall purchase the Shares.

2.2 The Shares shall be sold free from any option, charge, lien, equity, encumbrance, rights of pre-emption or any other third party rights and together with all rights attached to them at the date of this Agreement or subsequently becoming attached to them.

2.3 The Vendor hereby waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares under the articles of association of the Company or otherwise.

3.   CONSIDERATION

3.1 The total consideration for the sale of the Shares shall be the payment at the date of Completion to the Vendor of (Pounds)9,650,000 in cash.

3.2 The consideration payable to the Vendor pursuant to sub-clause 3.1 shall be deemed to be reduced insofar as possible by an amount equal to the aggregate amount (if any) paid by the Vendor to the Purchase under or pursuant to the Warranties or the Tax Deed or pursuant to clauses 9.21 or 9.24.

4.   CONDITIONS

4.1 Completion of this Agreement is conditional upon satisfaction of the following conditions or their satisfaction subject only to Completion of this Agreement:

     4.1.1 IMRO consenting (or being deemed to have consented) to the change of control of the Company pursuant to this Agreement and giving such other consents and permissions as are required by the Company in order to continue to carry on business immediately following Completion;

     4.1.2 confirmation that the Management Agreement and the Management Agreement Side Letters to which the relevant Trustee is a party has been executed by the relevant Trustee and will be held in escrow by the Vendor's Solicitors to the order of the relevant Trustee until Completion.

4.2 The parties hereby undertake to use all reasonable endeavors to ensure the satisfaction of the conditions set out in clause 4.1. Without prejudice to the foregoing, it is agreed that all submissions and requests to, and requests and inquiries from IMRO shall be dealt with by the Vendor and the Purchaser in consultation with each other and the Vendor and the Purchaser shall promptly co-operate with and provide all necessary information and assistance reasonably required by IMRO upon being requested to do so by the other or by IMRO.

4.3 The party responsible for satisfaction of each condition shall promptly give notice to the other party of satisfaction of the relevant condition within two business days of becoming aware of the same. If the conditions in clause 4.1 are not satisfied on or before 30th November 1996, save as expressly provided, this Agreement shall lapse and no party shall have any claim against any other under it, save for any claim arising from breach of the undertaking contained in clause 4.2.

5.   ACTION PENDING COMPLETION

5.1  The Vendor shall procure that pending Completion:

     5.1.1 the Company and the Subsidiary will carry on business only in the ordinary course, save in so far as agreed in writing by the Purchaser;

     5.1.2 the Purchaser and its agents will upon reasonable notice, be allowed reasonable access to, and to take copies of, the books and records of the Company and the Subsidiary including without limitation, the statutory books, minute books, leases, licenses, contracts, details of receivables, intellectual property, know-how, supplier lists and customer lists in the possession or control of the Company or the Subsidiary. Provided that the obligations of the Vendor under this clause shall not extend to allowing access to information which is subject to legally binding obligations of confidentiality in favour of third parties;

     5.1.3 such representatives and advisers as the Purchaser requests may be designated to work with the Vendor with regard to the management and operations of the Company and the Subsidiary. The Vendor will consult and will cause the Company and the Subsidiary to consult with such representatives and advisers with respect to any action which may materially affect the business of the Company or the Subsidiary taken as a whole. The Vendor will furnish and will cause the Company and the Subsidiary to provide to such representatives and advisers such information as they may reasonably request for this purpose; and

     5.1.4 each of the Company and the Subsidiary uses its best endeavors to maintain in force all insurance policies in force at the date hereof.

5.2

     5.2.1 Without prejudice to the generality of clause 5.1, the Vendor shall collaborate fully with the Purchaser in relation to all material matters concerning the running of the Company and the Subsidiary between the date of this Agreement and Completion and during that period shall procure that the Company and the Subsidiary shall not without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed:

            (A) save as required by, or contemplated in, this Agreement, incur or enter into or amend any agreement or commitment other than in the ordinary course of business or incur any financial obligation or borrowings so as to place any additional material burden on the Company or the Subsidiary,

            (B) save as required by, or contemplated in, this Agreement, incur or enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months' notice or less or which is not in the ordinary course of business which involves or may involve total annual expenditure in excess of (Pounds)10,000;

            (C) incur or enter into or amend any Encumbrance, contract or commitment relating to any of the Properties or their management or the terms payable therefor;

            (D) save as required by, or contemplated in, this Agreement, make any material amendment to the terms and conditions of employment (including without limitation, remuneration, pension entitlements and other benefits) of any of the employees of the Company and the Subsidiary, provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependents, or dismiss any employee or engage or appoint any additional employee;

            (E) save as required by, or contemplated in, this Agreement, acquire or agree to acquire or dispose of or agree to dispose of any asset, in each case, involving consideration, expenditure or liabilities in excess of (Pounds) 1,000;

            (F) acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

            (G) take steps to procure payment by any debtor generally in advance of the date on which receivables are usually payable in accordance with the standard terms of business of the Company or (if different) the period extended to any particular debtor in which to make payment;

            (H) delay making payment to any trade creditors generally beyond the date on which payable of the relevant trade debt should be paid in accordance with the credit period authorized by the relevant creditors (or, if different, the period extended by creditors in which to make payment);

            (I) amend any insurance contract or fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed;

            (J) save as required by this Agreement create, allot or issue any share or loan capital of the Company;

            (K) declare, make or pay any dividend or other distributions to shareholders.

5.3

     5.3.1 After satisfaction of the conditions in sub-clause 4.1, and as near as practicable but prior to the Completion Date:

            (A) the Purchaser or the Purchasers Solicitors shall (on behalf of the Purchaser and LP International Inc., a Delaware Corporation and a member of the Purchaser's Group) deliver by telegraphic transfer to the Vendor or the Vendor's Solicitors the sum of (Pounds)193,492 as consideration for the Initial Shares and the Vendor shall thereafter transfer 59 of the Initial Share to the Purchaser and the remaining 59 Initial Shares to LP International Inc., and

            (B) the Vendor shall thereafter procure that the directors of the Company shall approve the transfers of the Initial Shares for registration and the entry of the transferees in the register of members of the Company, in each case subject only to the transfers being subsequently presented duly stamped;

     5.3.2 Following the transfer of the Initial Shares and their registration in each case in accordance with sub-clause 5.3.1 the Vendor shall procure that the Company:

            (A)  adopts the Articles of Association; and

            (B) re-registers as an unlimited company in accordance with section 49 of the Companies Act.

5.4 The Purchaser undertakes to indemnify and keep indemnified the Vendor against:

     5.4.1 all Losses arising as a result of the re-registration of the Company as unlimited pursuant to sub-clause 5.3.2, including, without limitation as a result of the application of Section 74 of Insolvency Act 1986, unless and to the extent that the same arise in relation to a matter which constitutes a breach of the Warranties; and

     5.4.2 if there is a transfer of the Initial Shares by the Purchaser to the Vendor pursuant to sub-clause 8.4.1:

            (A)  any payment by the Vendor of stamp duty on such transfer; and

            (B) any liability of the Vendor for corporation tax on chargeable gains arising in respect of the disposal of the Initial Shares by the Vendor to the Purchaser pursuant to clause 5.3.1. The due date of payment of any amount under this paragraph (B) is the date falling two business days before the date on which the Vendor would be liable to pay such corporation tax to the Inland Revenue without incurring any penalties or interest;

     provided that the indemnities in subclauses 5.4.1 and 5.4.2 will not apply if the parties fail to complete the Agreement due to a breach of contract by the Vendor (other than under warranty 17.8) after the date hereof.

5.5 If the Vendor subsequently disposes of a sufficient number of shares of the Company to represent 2% of the share capital of the Company, the Vendor shall pay to the Purchaser an amount equal to the payment that was made by the Purchaser under paragraph (B) of sub-clause 5.4.2. The due date of payment of any amount under this clause 5.5 shall be the date on which the Vendor would have to account for any corporation tax on chargeable gains arising on such subsequent disposal (assuming for these purposes that such subsequent disposal would give rise to such a liability to corporation tax) without incurring any interest or penalties.

6.   VENDOR'S UNDERTAKING

     The Vendor undertakes to procure that the annual discretionary bonuses payable to employees of the Company in respect of the period 1 January 1996 to and including the date of Completion are paid on or about Completion in accordance with the arrangements notified in writing by the Vendor to the Purchaser prior to the date hereof.

7.   COMPLETION ACCOUNTS

7.1 The provisions of this clause 7 shall have effect in respect of the Completion Accounts.

7.2 The Purchaser shall procure that the Company shall prepare a draft of the Completion Accounts as soon as practicable following Completion and in any event within 45 days from Completion. For the avoidance of doubt, and without prejudice to the obligations of the Purchaser under this clause 7.2, the directors of the Company shall be responsible for the preparation of the Completion Accounts although they or the Company shall not be personally liable or owe any duty of care to the Vendor or the Purchaser in respect of the same. Once prepared, the Purchaser shall procure that the draft Completion Accounts shall forthwith be delivered to the Trustees, the Vendor and to the Vendor's Accountants, Messrs. Ernst & Young.

7.3 The Vendor shall forthwith instruct Messrs. Ernst & Young to undertake a review of the draft Completion Accounts within 30 days from receipt of the draft Completion Accounts. If Ernst & Young consider that such draft Completion Accounts have been prepared in accordance with the provisions of this Agreement they shall notify the Vendor and the Purchaser of such fact within the 30 day period, the Purchaser shall procure that such Completion Accounts are approved by and signed on behalf of the board of the Company as soon as practicable thereafter. If Ernst & Young do not consider that such draft Completion Accounts have been prepared in accordance with the provisions of this Agreement, they shall notify the Company within such 30 day period of the reasons therefor and specify the adjustments which, in their opinion, should be made to the draft Completion Accounts in order to comply with the requirements of this Agreement and the parties shall (in consultation with Messrs Ernst & Young and the Purchaser's Accountants) meet and discuss the objections of Messrs Ernst & Young and reach agreement upon the adjustments (if any) required to be made to the draft Completion Accounts.

7.4 If Messrs Ernst & Young are satisfied with the draft Completion Accounts (either as originally submitted or after adjustments have been agreed) or if Messrs Ernst & Young fail to notify the Purchaser of their non-acceptance of the draft Completion Accounts within the 30 day period referred to in clause 7.3, then the draft Completion Accounts (incorporating any agreed adjustments) shall constitute the Completion Accounts for the purpose of this Agreement. The Purchaser shall procure that such Completion Accounts are approved by and signed on behalf of the board of the Company as soon as practicable thereafter.

7.5 If the Vendor and the Purchaser do not reach agreement within 15 days of Messrs. Ernst & Young's notice of non-acceptance under clause 7.3, then the matters in dispute shall be referred, on the application of either party, for determination by an independent firm of internationally recognized chartered accountants to be agreed upon by the Vendor and the Purchaser or, failing agreement within a further period of 15 days, to be selected by the President for the time being of the Institute of Chartered Accountants in England and Wales. The following terms of reference shall apply:

     7.5.1 the Purchaser's Accountants and Messrs. Ernst & Young shall each promptly prepare a written statement on the matters in dispute which (together with the relevant documents) shall be submitted to such independent firm for determination and copied to the other party;

     7.5.2 in giving such determination, the firm shall state what adjustments (if any) are necessary to the draft Completion Accounts in order so comply with the requirements of this Agreement;

     7.5.3 any such firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be final and binding on the parties; and

     7.5.4 the costs of such firm shall be borne by the Vendor and/or the Purchaser in whole or in part as such firm may determine, in its sole discretion, to be fair and reasonable.

7.6  As soon as all matters in dispute are finally determined pursuant to clause
     7.5 the Purchaser shall procure that the Company prepare a revised version of the Completion Accounts incorporating the adjustments under clause 7.5.2 and that such Completion Accounts are approved and signed as aforesaid.

7.7 The Purchaser shall procure that the signed Completion Accounts are sent to the Vendor and to the Trustees.

7.8 The Purchaser and, if applicable, the Vendor, shall procure that there is provided to Messrs. Ernst & Young all reasonable assistance for the purposes of carrying out their review including (without limitation) access upon reasonable notice and during normal working hours to all working papers relevant to the preparation of the Completion Accounts and to the accounting records of the Company and the Subsidiary as well as providing all of the information and explanations which Messrs. Ernst & Young consider reasonably necessary for the purpose of their review.

7.9 The Vendor is obliged pursuant to clause 4 of the Customer Agreements dated the 11th July, 1996 between the Company and each of the Trustees respectively to reimburse the net expenses of the Company. The purpose of the Completion Accounts is to determine such net expenditure.

7.10 Except as provided in clause 7.5.4 each of the Vendor and the Purchaser shall bear its own costs in connection with this clause 7, and those of its advisers.

7.11 The Completion Accounts be prepared on the basis set out in Schedule 6.

8.   COMPLETION

8.1 Completion shall take place at the offices of the Vendor's Solicitors on the fifth business day after the last of the conditions set out in clause 4 is satisfied, or such other place and/or time as the parties shall agree.

8.2  At Completion:

     8.2.1 the Vendor shall deliver or cause to be delivered to the Purchaser or the Purchaser's Solicitors:

            (A) evidence to the reasonable satisfaction of the Purchaser of the authority of any person executing this Agreement and any other agreed form document hereunder and any other party thereto (other than the Purchaser) on the Vendor's behalf;

            (B) duly executed transfers to the Purchaser and/or nominee of the Controlling Shares, together with a definitive share certificate for them in the name of the Vendor or its nominee;

            (C) the written resignations of the non-executive directors of the Company shown as resigning in Schedule 1 executed as a deed in the agreed terms;

            (D) the certificates of incorporation, common seals, all statutory and minute books (which shall be written up to, but not including, the date of Completion) and share certificate books of the Company and the Subsidiary together with an unused share certificate forms;

            (E) all the deeds relating to the title of the Company or the Subsidiary to each of the Properties;

            (F) notices of resignation of the existing auditors of the Company and of the Subsidiary;

            (G) an original copy of each of the Management Agreements and Management Agreement Side Letters executed by the Vendor, the relevant Trustee and the Company (as relevant) together with evidence that both the Trustees and the Secretary of State for Trade and Industry have approved the identify of the Purchaser;

            (H) a copy of a resolution in the agreed terms of the manners of the Company increasing the authorized share capital of the Company to (Pounds)1,000,000 divided into 1,000,000 Ordinary Shares of (Pounds)1 each;

            (I) evidence to the reasonable satisfaction of the Purchaser of the due fulfillment of the provisions of clause 5.3 and sub-clause 8.2.2;

            (J)  the Tax Deed duly executed by the Vendor;

            (K) the Agreement for Leases and the Ancillary Property Documentation duly executed by the Company and by Coal Pension Properties Limited; and

            (L) the Supplemental Agreement executed by the Vendor who shall use its best endeavors to procure the execution thereof by the other parties thereto.

     8.2.2 the Vendor undertakes to the Purchaser to procure that the following business is transacted at meetings of the directors of the Company and where relevant of the Subsidiary:

            (A) the directors of the Company shall approve the transfers of the Controlling Shares for registration and the entry of the transferee in the register of members of the Company, in each case subject only to the transfers being subsequently presented duly stamped;

            (B) the situation of the registered office of the Company and of the Subsidiary shall be changed to 5th Floor, 33 Cavendish Square, London W1A 21NE;

            (C) the accounting reference date of the Company and of the Subsidiary shall be changed to 31st December 1996;

            (D) any person nominated by the Purchaser for appointment as a director of the Company or of the Subsidiary shall be so appointed;

            (E) KPMG shall be appointed to replace the existing auditors of the Company and of the Subsidiary;

            (F) the directors of the Company shall approve the Management Agreements, Management Agreement Side Letters and the Agreement for Leases and the Ancillary Property Documentation for execution;

            (G) the directors of the Company shall approve the application for the subscription by the Purchaser for such number of Ordinary Shares of (Pounds)1 each in the capital of the Company as the Purchaser shall specify in the letter referred to in clause 8.2.3(C) and allot the said Ordinary Shares of (Pounds)1 each to the Purchaser; and

            (H) the directors of the Company will approve the entering into by the Company of a subordinated loan with the Purchaser on standard IMRO terms and the making by the Company of drawings thereunder.

     8.2.3  the Purchaser shall deliver to the Vendor:

            (A) evidence to the reasonable satisfaction of the Vendor of the authority of any person executing this Agreement and any other agreed form document hereunder on the Purchaser's behalf;

            (B) the amount referred to in sub-clause 3.1 (less the amount paid under sub-clause 5.3.1) by means of CHAPS automated transfer to the Vendor's bank account at Bank of England Sort Code 10-00-00 British Coal Corporation Central Account, Account Number 51022990;

            (C) a letter applying for Ordinary Shares of (Pounds)1 each in the capital of the Company for cash at par together with the subscription monies in respect of same; and

          (D) a deed of guarantee in the agreed terms duly executed by La Salle Partners Limited in favour of each of the Trustees guaranteeing the performance of the Company's obligations under each of the Management Agreements together with the Opinion Letter.

8.3 If the provisions of sub-clauses 8.2.1 and 8.2.2 are not complied with in all material respects by the Vendor on or by the Completion Date, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it including the right to claim damages) by written notice to the Vendor served on such date:

     8.3.1  to elect to terminate this Agreement; or

     8.3.2 to effect Completion so far as practicable having regard to the defaults which have occurred; or

     8.3.3 to fix a new date for Completion (not being more than one month after the agreed date for Completion) in which case the foregoing provisions of this clause 8.3 shall apply to Completion as deferred but provided such deferral may only occur once.

8.4 If the Purchaser elects to terminate this Agreement in accordance with sub-clause 8.3.1 or 9.20 or if this Agreement lapses under sub-clause 4.3 or if it terminates for any other reason prior to Completion:

     8.4.1 the Purchaser shall immediately on such termination or lapsing, transfer the Initial Shares to the Vendor or as it may direct upon the Vendor re-paying to the Purchaser (Pounds)193,492 for the Initial Shares; and

     8.4.2 by way of reducing the Purchaser's exposure the Vendor undertakes to the Purchaser to take reasonable steps effectively to limit the liabilities of the Purchaser as soon as reasonably practicable after the transfer referred to in sub- clause 8.4.1 has been completed, including, if appropriate, transferring the entire business of the Company to an entity with limited liability and resolving to put the Company into members voluntary winding-up.

9.   WARRANTIES AND UNDERTAKINGS

9.1 The Vendor warrants and represents to the Purchaser in the terms of the Warranties and further warrants and represents to the Purchaser that the Warranties (other than Warranty 17.8 (Key Employees) which shall be repeated on the basis set out therein) will be true and accurate in all material respects immediately prior to Completion by reference to facts and circumstances then existing as if they had been given immediately prior to Completion.

9.2 The Vendor accepts that the Purchaser is entering into this Agreement in reliance upon each of the Warranties.

9.3 Subject to the other provisions of this clause 9, the Purchaser shall be entitled to claim both before and after the date of Completion that any of the Warranties has or had been breached.

9.4 The Vendor undertakes to disclose in writing to the Purchaser anything which is a breach or would be inconsistent with any of the Warranties (in the case of Warranty 17.8 (Key Employees) immediately and (in any other case) as soon as reasonably practicable.

9.5 The Vendor undertakes (if any claim is made against the Vendor in connection with the sale of the Shares to the Purchaser) not to make any claim against the Company or the Subsidiary or any director, or employees of the Company or the Subsidiary on whom it may have relied before agreeing to any terms of this Agreement or the Tax Deed or authorising any statement in the Disclosure Letter, unless the person who was so relied upon has acted fraudulently.

9.6 Each of the Warranties shall be construed as a separate warranty and is given subject to the matters fairly disclosed in the Disclosure Letter and to any other matter or thing hereafter done or omitted to be done pursuant to the terms of this Agreement.

9.7 No relevant claim (other than a claim in respect of any of the Tax Warranties) shall be made unless written notice containing reasonable details of the relevant claim is served on the Vendor within 18 months from the Completion Date. No relevant claim under the Tax Warranties or a claim under the Tax Deed shall be made unless notice is given to the Vendor before the seventh anniversary of the Completion Date.

9.8 A relevant claim or a claim under the Tax Deed shall not be enforceable against the Vendor and shall be deemed to have been withdrawn unless legal proceedings in connection with it are commenced within six months after written notice of it is first served on the Vendor.

9.9 The aggregate amount of the liability of the Vendor in respect of all relevant claims and all claims under the Tax Deed (other than a claim n respect of a Section 179 Liability a "s.179 claim") shall not exceed (Pounds)9,650,000.

9.10 No liability shall attach to the Vendor in respect of relevant claims or in respect of claims under the Tax Deed (other than a s.179 claim) unless the aggregate amount of the liability of the Vendor in respect of all such relevant claims and claims under the Tax Deed (other than a s.179 claim) shall exceed (Pounds)50,000, (in which event the Vendor's liability shall, subject as hereinafter provided be for the total amount of the relevant claims and claims under the Tax Deed and shall not be limited to the excess) and no relevant claim or claim under the Tax Deed (other than a s. 179 claim shall be made unless the individual claim exceeds (Pounds)10,000, and for these purposes where two or more claims arise from the same matter or circumstance they shall be treated as one claim.

9.11 The Vendor shall not be liable in respect of a relevant claim:

     9.11.1 If it would not have arisen but for anything voluntarily done or omitted to be done after Completion by the Purchaser or any person controlling or under the control of or under the same control as the Purchaser (for the purpose of section 416 of the Taxes Act or the Company or the Subsidiary or any of their respective employees, agents or successors in title otherwise than in the ordinary course of business or otherwise than pursuant to any agreement or other arrangements made by the relevant person as at the date hereof or the date of Completion;

     9.11.2  to the extent that it arises or is increased as a result only of:

             (A) an increase in the rates of taxation after the date of Completion; or

             (B) any change in generally accepted accounting practice or change by the Company in its accounting practice or methods after the date of Completion; or

             (C) the passing of any legislation, or making of any subordinate legislation or delivery of any judgment or any change in the published practice or any tax authority with retrospective effect after the date of Completion;

     9.11.3 to the extent that the amount of such relevant claim (less costs or recovery) is recoverable by the Purchaser or the Company or the Subsidiary from its insurers under a policy of insurance in force at the date of Completion;

     9.11.4  to the extent that it relates to:

             (A) any matter specifically provided for or included as a liability in the Accounts or in the Completion Accounts (and, in the case of the Completion Accounts, in respect of which reimbursement is made by the Vendor pursuant to the Customer Agreements referred to in clause 7.9); or

          (B) to the extent that Mr. Bruce Blossom or, Mr. Van Stults had actual knowledge prior to the Purchaser's execution of this Agreement (A) of the circumstances to which the relevant claim relates and (B) that the circumstances to which the relevant claim relates amounted to a breach of any of the Warranties;

     9.11.5  to the extent that:

          (A) the relevant claim is in respect of a liability for taxation which would not have arisen but for a disclaimer of capital allowances or a revision to a claim therefor where such revision or disclaimer is caused or made by the Company or the Subsidiary after the date of Completion (other than at the request of the Vendor); or

          (B) the relevant claim is in respect of a liability for taxation in respect of income, profits or gains which were actually earned, accrued or received by the Company or the Subsidiary but were not reflected in the Accounts or the Completion Accounts; or

          (C) the relevant claim is in respect of a liability for taxation which would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company or the Subsidiary after Completion to make any claim or election or give any notice or consent or do any other thing the making or giving or doing of which was taken into account in computing the provision or reserve for taxation in the Accounts and which was disclosed in paragraph 10.6 of Section C of the Disclosure Letter; or

          (D) any tax relief of the Company or the Subsidiary incurred in or in respect of a period ended on or before Completion is available to relieve or mitigate the liability for taxation giving rise to the relevant claim; or

          (E) the relevant claim is in respect of a liability for taxation which would not have arisen but for a change of accounting reference date effected on or after Completion; or

          (F) the relevant claim would not have arisen but for anything done pursuant to clause 5.3;

     9.11.6 for a breach of Warranty 10.16, to the extent that the relevant claim is other than in respect of taxation.

9.12 In accordance with clause 14.2 the rights or benefits of or under the Warranties may be assigned (together with any cause of action arising in connection with any Warranty) by Purchaser to its successors in title or to another member of the Purchaser's Group.

9.13

     9.13.1 Where the Purchaser or the Company or the Subsidiary is entitled to recovery from some other person any sum in respect of any matter or event which could give rise to a relevant claim, the Purchaser shall or shall procure that the Company or the Subsidiary shall use his reasonable endeavors to recover that sum (keeping the Vendor at all times fully and promptly informed of the conduct of such recovery), and any sum recovered will reduce the amount of the relevant claim (and, in the event of the recovery being delayed until after the relevant claim has been satisfied by the Vendor, shall be paid to the Vendor, after deduction of all costs and expenses of the recovery).

     9.13.2 Without prejudice to the provisions of sub-clause 9.13.1, if the Vendor has paid to the Purchaser any amount in respect of a relevant claim and the Purchaser or the Company or the Subsidiary subsequently receives or recovers from any person other than the Vendor a sum which is referable to such claim, the Purchaser shall forthwith repay to the Vendor the net amount so received or recovered up to the amount which had been paid by the Vendor in respect of such claim and the amount so repaid shall be deemed never to have been paid by the Vendor for the purposes of determining the liability of the Vendor pursuant to clauses 9.9 and 9.10.

9.14

     9.14.1 Subject to 9.14.2, the Purchaser shall and shall procure that the Company and/or the Subsidiary shall:

             (A) within ten business days notify the Vendor in writing if the Purchaser or the Company or the Subsidiary becomes aware of any matter which is reasonably likely to, and of the fact that the matter is reasonably likely to, give rise to a relevant claim (a "Matter") (provided that no failure of the Purchaser to give notice to the Vendor in accordance with this clause shall release the Vendor from liability under a relevant claim except to the extent that the Vendor suffers a liability or increased liability under a relevant claim by reason of such failure to give notice);

          (B) at all times disclose in writing to the Vendor all information and documents relating to the Matter;

          (C) take such action as the Vendor may reasonably require to avoid, resist, contest or compromise the Matter; and

          (D) without the prior written consent of the Vendor, not settle, make any admission of liability, compromise nor, provide information to, or correspond with, the other party to, any Matter;

          Provided that:

          (E) the Vendor shall indemnify the Purchaser and keep the Purchaser indemnified in respect of any action or proceedings to be taken pursuant to this clause 9.14;

          (F) the Vendor shall keep the Purchaser informed of (and shall promptly answer the Purchaser's inquiries in relation to) any proceedings conducted by the Vendor pursuant to paragraph (C);

          (G) The Vendor shall, prior to the commencement of any such action or proceedings and from time to time thereafter as may reasonably be requested by the Purchaser, demonstrate to the reasonable satisfaction of the Purchaser that it is able to satisfy and discharge its obligation in respect of such indemnity and the matter giving rise to the relevant action or proceedings; and

          (H) the failure by the Purchaser to act under this clause 9.14 shall not limit or affect the Purchaser's rights and remedies in respect of the matter save to the extent any such failure results in, or increases, the liability of the Vendor in respect of such matter.

     9.14.2 Sub-clause 9.14.1 shall not apply in relation to any Matter in respect of a relevant claim under the Tax Warranties, in which case clause 10 of the Tax Deed shall apply.

9.15 The provision of this clause apply notwithstanding any other provision of this Agreement or its Schedules to the contrary and shall not be discharged or cease to have effect in consequence of any provision of this Agreement.

9.16 The Purchaser hereby acknowledges that without prejudice to any liability for fraudulent misrepresentation, it does not enter into this Agreement in reliance on any warranties, representations, covenants or undertakings howsoever or to whosoever made, except in so far as such are embodied in the Warranties, representations, covenants and undertakings on the part of the Vendor contained in this Agreement.

9.17 The Vendor expressly disclaims all liability and responsibility for any opinion, projection or forecast contained within the Information Memorandum or within any written information provided to the Purchaser and its advisers.

9.18 If a relevant claim for which the Vendor is liable relates to a liability for taxation or if the Vendor has any liability under the Tax Deed the Vendor may, so far as it is possible under law and within any applicable time limit at its option and wholly or partly instead of making a payment in respect of such claim or liability under the Tax Deed surrender or procure the surrender (without payment) to the Company or Subsidiary of group relief (as defined in section 402 of the Taxes Act) or advance corporation tax or a tax refund relating to an accounting period (as defined in Section 102 of the Finance Act 1989) in order to eliminate or reduce such liability for taxation which has given rise to the relevant claim or liability under the Tax Deed. The Purchaser shall procure that the Company or the Subsidiary shall take as soon as reasonably practicable (and in any event within any applicable statutory time limit) all such steps as may be required by the Vendor to facilitate or permit the surrender of group relief or advance corporation tax or a tax refund mentioned above.

9.19 If any relevant claim arises by reason of a liability of the Group which is contingent when it is notified to the Vendor, the Vendor will not be obliged to make any payment to the Purchaser until such time as the contingent liability ceases to be contingent and becomes an actual liability. Provided always that is such contingent claim is notified to the Vendor in accordance with the provisions at this clause 9, the time limits in clause 9.7 and 9.8, shall only apply from the date the said liability ceases to be contingent.

9.20 The Purchaser agrees that is shall have no right to rescind or otherwise terminate this Agreement (whether for misrepresentation or otherwise) after the date hereof, save:

          (A)  in the case of fraudulent misrepresentation by the Vendor;

          (B)  as provided in clause 8.3; or

          (C) in the event of a breach of Warranty 17.8 (Key Employees), in which case the Purchaser shall be entitled by written notice to the Vendor prior to Completion to terminate this Agreement.

9.21 The Vendor undertakes to the Purchaser (for itself and as agent and trustee for the Company) to indemnify and shall keep the Purchaser and the Company indemnified, against any Losses the Purchaser or the Company shall suffer or incur resulting directly or indirectly from the arrangements for the transfer of the property division of CIN Management to the company (the "hivedown") or any steps undertaken by the parties pursuant thereto being challenged following the administration or winding-up of CIN Management or for any other reason whatsoever provided that (i) the Purchaser shall notify the Vendor of any such claims relating to the hivedown within seven years from Restructuring Date and no claim may be made in relation to the indemnity thereafter and (ii) the provisions of clause 9.14.1 shall apply, mutatis mutandis, to any claims made against the Company in relation to the hivedown.

9.22 Where any facts or circumstances could give rise to a relevant claim and to a claim under the Tax Deed, the Vendor shall not be liable in respect of both those claims, and accordingly the relevant claim shall not be pursued to the extent that recovery is made under the Tax Deed and vice versa.

9.23 Any payment made under clause 9.21, clause 5.4, clause 11.7 or clause 9.2.4 shall be made free and clear of all taxation whatsoever save only for any deductions or withholdings required by law. If any deductions or withholdings are required by law to be made in respect of any such payment or if any such payment is (or, but for the set off of any available tax relief, would be) subject to any taxation in the hands of the payee the payer shall be liable to pay to the payee such further sums as shall ensure that the aggregate of the sums paid or payable under this clause 9.23 and the payment in question shall, after deducting therefrom all deductions or withholdings from, or taxation liabilities (including taxation liability which would have arisen but for the set off of any available tax relief) in respect of such aggregate amount, leave the payee with the same amount as it would have been entitled to receive under clause 9.21, clause 5.4, clause 11.7, or clause 9.24 (as the case may be) in the absence of any such deductions, withholdings or taxation liabilities.

9.24

     9.24.1 The Vendor undertakes to the Purchaser (as agent and trustee for the Company and the Subsidiary) that the Vendor shall indemnify and keep the Company and the Subsidiary indemnified against:

             (A) all Losses arising out of any breach by the Company or the Subsidiary of any intellectual property rights belonging to any other person;

             (B) all Losses arising out of the use by the Company or the Subsidiary of any computer hardware, IT equipment or computer networks and facilities that only CIN Management was entitled to use;

             (C) the costs of all licenses and other sums payable by the Company or the Subsidiary in order to obtain the same rights and benefits and connection with the running of the Business as they would have enjoyed had all the licenses, contracts and arrangements relating to computer hardware, software, IT equipment and computer networks and facilities entered into by CIN Management had been validly assigned to the Company or the Subsidiary (as the case may be) on the Restructuring Date.

     9.24.2 The indemnity in clause 9.24.1 (the "IT Indemnity") shall be subject to the following:

             (A) no claim under sub-paragraph (A) and (B) of the IT Indemnity shall be made unless written notice containing reasonable details of the claim is served on the Vendor within 18 months from the Completion Date;

             (B) no claim under sub-paragraph (C) of the IT Indemnity shall be made unless written notice containing reasonable details of the claim is served on the Vendor within 9 months from the Completion Date;

             (C) no liability shall attach to the Vendor in respect of claims under the IT Indemnity unless the aggregate amount of the liability of the Vendor in respect of all such claims exceed (Pounds)5,000 (in which event the Vendor's liability shall, subject as herein provided, be for the total amount of such claims and not merely the excess);

             (D) the Purchaser shall procure that the Company and the Subsidiary use all reasonable endeavours to avoid or mitigate any costs the subject matter of sub-paragraph (C) of the IT Indemnity;

             (E) the provisions of clause 9.24.1 shall apply, mutatis mutandis to any claim against the Company or the Subsidiary which is reasonably likely to give rise to a claim under sub-paragraphs
                  (A) and (B) of the IT Indemnity;

             (F) the Vendor shall not be liable, in respect of a claim under the IT Indemnity in the circumstances provided in clause 9.11.4(A);

             (G) the Purchaser acknowledges that the IT Indemnity does not extend to sums payable to Mentor as the Company seeks to use the Mentor system for managing the portfolios of clients other than the Trustees or to any payments to Gandalf as a result of the change of control clause in the Gandalf Maintenance Contract.

10.  PURCHASER'S WARRANTIES AND UNDERTAKINGS

10.1 The Purchaser warrants to the Vendor that:

     10.1.1 the Purchaser has full power and authority to enter into and perform this Agreement and all agreements in the agreed terms to which it is a party and the provisions of this Agreement and those documents, when executed, will constitute valid and binding obligations on the Purchaser;

     10.1.2 the execution and delivery of, and the performance by the Purchaser of its obligations under, this Agreement and all agreements in the agreed terms to which it is a party will neither:

             (A) result in a breach of any provision of its Memorandum or Articles of Association; nor

             (B) result in a breach of any order, judgement or decree of any court or governmental agency to which the Purchaser is a party or by which the Purchaser is bound;

     10.1.3 save, as provided in clause 4, all consents, permissions, approvals and agreements of third parties which are necessary for the Purchaser to obtain in order to enter into and perform this Agreement have been unconditionally obtained in writing and have been disclosed in writing to the Vendor; and

     10.1.4 neither it nor any of its employees, agents or advisers is aware of any fact or matter which would or may constitute a breach of any of the above.

10.2 The Purchaser undertakes to the Vendor that it shall, preserve for a period of at least six years from Completion all books, records and documents of or relating to the Company and of the Subsidiary existing and held by them at Completion. The Purchaser shall permit and allow access to such books, records and documents and the right to inspect the same and make copies thereof to the employees, agents and professional advisers of the Vendor upon reasonable notice (and in any event within

     7 days of written notice being given), during normal business hours, and subject to the prior agreement of recipients to keep disclosed information confidential (unless otherwise required by law). Such right of access, inspection and copying by the Vendor, its employees, agents and advisers of the Company's books, records and documents shall be subject to:

             (A) the Purchaser's prior consent (not to be unreasonably withheld);

             (B) the Vendor providing to the Purchase a satisfactory explanation of its requirements to inspect such documents; and

             (C) any obligation of confidentiality owed by the Company or the Subsidiary to any third party;

             and all such documents which are relevant to the inquiry of the Vendor shall be made available to it by the Purchaser.

10.3

     10.3.1 For the purposes of this sub-clause 10.3.1 "interested" shall bear the same meaning as in Part VI of the Companies Act.

     10.3.2 The Purchaser is acting as principal and not as agent or broker for any other person and immediately following its purchase of the Shares hereunder, no person other than the Purchaser or its nominee will be interested in the Shares.

10.4 All written information supplied by the Purchaser to the Vendor or to HSBC Investment Bank plc in connection with (a) the Purchaser's presentation to the evaluation group, (b) the Purchaser's indicative offer and accompanying written submissions and (c) the Purchaser's submissions pursuant to, and as required by, the Information Memorandum were when given, and (save as may have been otherwise disclosed to the Vendor or to HSBC Investment Bank prior to the date hereof) remains true and accurate in all material respects.

11.  PENSION SCHEMES

11.1 The Purchaser acknowledges the statutory duties of the Company and the Subsidiary to their respective employees who are contributory members of the Disclosed Schemes at Completion (hereinafter referred to in this clause as "Transferring Members") contained in Schedule 5 to the Coal Industry Act 1994 and undertakes to the Vendor that it shall procure that each of the Company and the Subsidiary complies fully with such duties which, inter alia, shall include offering to

     Transferring Members membership of the Industry-Wide Coal Staff Superannuation Scheme or the Industry-Wide Mineworkers' Pension Scheme as the case may be (each hereinafter referred to in this clause as the "IWS") with effect from Completion.

11.2 The Purchaser shall procure that those Transferring Members who accept the offer of membership of an IWS shall be in contracted-out employment (as defined in section 8 of the Pension Schemes Act 1993) in relation to the IWS.

11.3 The Purchaser shall procure that each of the Company and the Subsidiary shall do all things necessary in order to become an Employer (for the purposes of The Industry-Wide Coal Staff Superannuation Scheme Regulations 1994 No. 2973 and The Industry-Wide Mineworkers' Scheme Regulations 1994 No. 2974 as appropriate) (hereinafter referred to in this clause as the "IWS Regulations") as appropriate.

11.4 The Purchaser shall procure that each of the Company and the Subsidiary fulfills all the obligations of an Employer in accordance with the provisions of the applicable IWS Regulations and does not do or omit to do anything whereby the position of either IWS as an exempt approved scheme under Chapter XIV of the Taxes Act would or might be prejudiced.

11.5 The Purchaser shall procure that each of the Company and the Subsidiary complies with all the requirements of The Coal Industry (Protected Persons) Pensions Regulations 1994 No. 3070 (hereinafter referred to in this clause as the "Protection Regulations") applicable to it as an employer or former employer of protected persons within the meaning of the Protection Regulations.

11.6 The Purchaser shall procure that each of the Company and the Subsidiary shall as soon as practicable after Completion apply to become a member of Coal Staff Superannuation Scheme Co-ordinator Limited or, as the case may be, Mineworkers' Pension Scheme Co-ordinator respectively (each hereinafter referred to in this clause as a "Co-ordinator Company") in accordance with the Memorandum and Articles of Association of the relevant Co-ordinator Company.

11.7 The Purchaser hereby agrees fully and effectively to indemnify and keep indemnified the Vendor at all times from and against all losses, liabilities, charges, costs, expenses, actions, proceedings and demands incurred as a result of any claim or action brought by any Transferring Members in relation to any breach by the Company or the Subsidiary of the duties contained in Schedule 5 to the Coal Industry Act 1994.

12.  TAX ADMINISTRATION AND GROUP RELIEF

12.1 The Vendor or its duly authorized agent shall (at its own expense) prepare and cause to be submitted to the appropriate tax authority, all tax returns of the Company and the Subsidiary for all accounting periods ended on or before the Accounts Date to the extent that the same have not been prepared before Completion. The Vendor or its duly authorized agent shall be responsible for all correspondence and for reaching agreement with the appropriate authority in relation to all tax returns of the Company and the Subsidiary for all accounting periods ending on or before the Accounts Date Provided always that the Vendor shall give the Purchaser or its advisers 30 days to review and comment on such returns prior to their submission and shall take into account all reasonable representations made by Purchaser thereon;

12.2 The Purchaser or its duly authorised agent shall (at its own expense) prepare and cause to be submitted to the appropriate tax authority tax returns of the Company and the Subsidiary for the accounting period of the Company and the Subsidiary in which Completion occurs provided always that the Purchaser shall procure that the Company and the Subsidiary shall give the Vendor or its advisers 30 days to review and comment on such returns prior to their submission, shall take into account all reasonable representations made by the Vendor thereon;

12.3 The purchaser or its duly authorized agent shall be responsible for all discussions and correspondence with the relevant tax authority in respect of any matter relating to the tax returns referred to in sub-clause 12.2 above provided always that no such discussions shall take place nor correspondence be submitted relating to any matters which give rise to or could give rise to a liability in respect of which the Purchaser would be entitled to make a claim against the Vendor under the Tax Deed or the Tax Warranties (other than of a routine and immaterial nature) other than in terms agreed in advance by the Vendor, such agreement not to be unreasonably withheld or delayed;

12.4 The Purchaser shall procure that the Company and the Subsidiary (as appropriate) shall as soon as reasonably practicable (following a written request from the Vendor) and in any event within the relevant time limits (provided the Vendor's request is received by the Purchaser five business days before the expiry of such time limits) make such claims, surrenders and elections and give such consents as are taken into account in the returns mentioned in sub-clause 12.1;

12.5 The Purchaser shall procure that the Company and the Subsidiary provide to the Vendor or its duly authorized agent and the Vendor shall provide to the Purchaser or its duly authorized agent during all reasonable hours, subject to two business days prior notice, such access to and copies of such books, accounts and records as are necessary and reasonable to enable the parties to perform their rights and obligations under this clause 12;

12.6 The provisions of this clause 12.6 shall apply notwithstanding any other provisions of this clause 12.

     12.6.1 The Purchaser agrees that the Vendor or its duly authorised agent shall deal with each and every matter (in so far as possible in the name of the Vendor acting on behalf of the Company) relating to any potential Section 179 Liability, including, but not limited to, any correspondence relating thereto and any questions of valuation in relation to the assets deemed to be disposed of (a "Section 179 Matter").

     12.6.2 The Purchaser further agrees that it shall not and shall procure that the Company shall not enter into any discussions or correspondence with the Inland Revenue in relation to any Section 179 Matter without the prior written consent of the Vendor and that the Purchaser shall do nothing and shall procure that the Company does nothing which might prejudice the Vendor's position in relation to any Section 179 Matter.

     12.6.3 Without prejudice to the generality of sub-clause 12.6.2, the Purchaser further agrees that, in relation to any tax returns referred to in clause 12.2 or any correspondence referred to in clause 12.3, if such tax return or correspondence is to be submitted prior to the agreement between the Vendor and the Inland Revenue in relation to the Section 179 Liability (if any), such tax return or correspondence shall not be in any way inconsistent with the Vendor's position in relation to any Section 179 Matter (as notified by the Vendor to the Purchaser) and, if such tax return or correspondence is to be submitted following such agreement, such tax return or correspondence is to be submitted following such agreement, such tax return or correspondence shall reflect such agreement in so far as such tax return or correspondence relates to any Section 179 Matter.

     12.6.4 The Vendor agrees that it shall give the Purchaser advance notice (of at least two complete business days) of any discussions or correspondence (other than of an immaterial nature) relating to any
             Section 179 Matter and that it shall make full and accurate disclosure to the Inland Revenue of all facts relating to any potential Section 179 Liability and that it shall keep the Purchaser fully informed of all matters and progress in respect of agreeing with the Inland Revenue the potential Section 179 Liability (including providing copies of all correspondence and any other documents or papers insofar as they relate thereto).

     12.6.5 Further, the Vendor agrees that nothing in this clause 12.6 shall require the Purchaser or the Company to do anything which could constitute an unlawful or fraudulent act or a misrepresentation.

12.7 VAT

     12.7.1 The Vendor shall as soon as is practicable apply to HM Customs and Excise for the exclusion of the Company from any VAT group of the Company and the Subsidiary are members prior to Completion for the purposes of section 43 of the Value Added Tax Act of 1994 (the "VAT Group").

     12.7.2 The Purchaser shall give all such reasonable assistance and co-operation as shall be necessary for the purpose of supporting the Vendor's application referred to in clause 12.7.1 above.

     12.7.3 To the extent that the Relevant Output Tax exceeds the Relevant Input Tax the Purchaser shall procure that the Company and/or the Subsidiary shall pay the difference to the Representative Member to the extent that such amount has not already been paid to the Representative Member by the Company or the Subsidiary. Any amount payable under this sub-clause 12.7.3 shall be paid two business days before the date on which the Representative Member is first liable to account to HM Customs and Excise for such amount.

     12.7.4 To the extent that the Relevant Input Tax exceeds the Relevant Output Tax, the Vendor shall procure that the Representative Member shall pay the difference to the Company and/or the Subsidiary (as the case may be) to the extent that such amount has not already been paid by the Representative Member obtaining credit for and/or receiving a payment of such amount.

     12.7.5 For the purposes of this sub-clause 12.7 "Relevant Output Tax" means output tax in respect of supplies, acquisitions or importations made by the Company or the Subsidiary (regardless of whether they are treated as made, for VAT purposes, by the Representative Member under a s.43 of the Value Added Tax Act 1994) for which account is to be made to HM Customs and Excise by the Representative Member or any member of the VAT Group (other than the Company or the Subsidiary) for any prescribed accounting period of the VAT Group comprising any period of time before the exclusion of the Company and the Subsidiary from the VAT Group.

     12.7.6 For the purposes of this sub-clause 12.7 "Relevant Input Tax" means that input tax incurred for the prescribed accounting period in question in respect of which the Representative Member is allowed a credit or deduction by virtue of supplies made to and acquisitions or importations made by the Company or the Subsidiary (regardless of whether they are treated, for VAT purposes, as made by the Representative Member under s.43 of Value Added Tax Act 1994).

13.  ANNOUNCEMENTS

     Neither party shall release any announcement, or despatch any circular, relating to this Agreement unless and until the form and content of such announcement or circular have been submitted to, and agreed by, the other party hereto provided that nothing in this clause shall prohibit either party from making any announcement or despatching any circular as required by law or the rules of any regulatory body of which it is a member in which case, the announcement shall only be released or the circular dispatched after consultation with the other party and after taking into account the reasonable requirements of the other party as to the content of such announcement or circular.

14.  MISCELLANEOUS

14.1 This Agreement shall be binding and enure for the benefit of the successors and permitted assigns of the parties.

14.2 The benefit of this Agreement may be assigned by either party to any company of which it is a subsidiary undertaking or to any other company which is its subsidiary undertaking or a subsidiary undertaking of its parent undertaking (but not otherwise) but so that the assignor shall remain liable for its obligations hereunder and provided further that if any such assignee ceases to be the parent undertaking of subsidiary undertaking of such parent undertaking of the Purchase or the Vendor, as the case may be, the Purchaser or the Vendor, as the case may be shall, prior to such cessation, procure that such assignee shall transfer back to the Purchaser the benefit of this Agreement.

14.3 In relation to its subject-matter, this Agreement, together with the documents in the agreed terms, any side letters given on the date hereof and any notification under clause 6 represents the entire understanding and constitutes the whole agreement, between the parties and, save as provided in this Agreement, no party has relied on any representation made by any other party who is not a party to this Agreement.

14.4 So far as it remains to be performed this Agreement shall continue in full force and effect notwithstanding Completion.

14.5 To the extent that any provision of this Agreement, or of any other arrangement of which it forms part, is a restriction or information provision for the purposes of the restrictive Trade Practices Act 1976 ("RTPA") by virtue of which this Agreement or any such arrangement is registrable under the RTPA, no such restriction or provision shall take effect until the day after particulars of this Agreement or, as the case may be, that arrangement, have been furnished to the Director General of Fair Trading in accordance with the RTPA.

15.  COSTS

     The parties shall pay their own costs in connection with the preparation and negotiation of this Agreement and the documents in the agreed terms.

16.  NOTICES

16.1 A notice, approval, consent or other communication in connection with this
     Agreement:

     16.1.1  must be writing;

     16.1.2 in the case of the Vendor as addressee, must be marked for the attention of The Company Secretary;

     16.1.3 in the case of the Purchaser as addressee, must be marked for the attention of The Company Secretary, copied to Mr. Bruce Bossom and to Mr. Van Stults at LaSalle Advisors Limited; and

     16.1.4 must be left at the address of the addressee, or sent by prepaid ordinary post (airmail if posted to or from a place outside the United Kingdom) to the address of the addressee or sent by facsimile to the facsimile number of the addressee which is specified in this clause or if the addressee notifies another address or facsimile number in England and Wales then to that address or facsimile number.

             The address and facsimile number of each party and La Salle Advisors Limited is:

             Vendor      British Coal Corporation - Attn: The Corporation
                         Secretary

             Address: Charles House, 5-11 Lower Regent Street, St. James's, London, SW1Y 4LR

             Facsimile:  0171 766 4010

             Purchaser   La Salle Partners International

             Address:    5th floor, 33 Cavendish Square, London W1A 2NF

             Facsimile:  0171 734 1155

                         La Salle Advisors Limited

             Address:    200 East Randolph Drive, Chicago, Illinois  60601, USA

             Facsimile:  (312) 228-0355

16.2 A notice, approval, consent or other communication shall take effect from the time it is received (or, if earlier, the time it is deemed to be received in accordance with sub-clause 16.3) unless a later time is specified in it.

16.3 A letter or facsimile is deemed to be received:

     16.3.1 in the case of a posted letter, unless actually received earlier on the third (seventh, if posted to or from a place outside the United Kingdom) day after posting;

     16.3.2 in the case of facsimile, on production of a transmission report from the machine from which the facsimile was sent which indicates that the facsimile was sent in its entirety to the facsimile number of the recipient.

17.  GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

17.1 This Agreement shall be governed by, and construed in accordance with, English law.

17.2 Each party irrevocably agrees for the benefit of the other party that the Courts of England shall have exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising therefrom.

17.3 Each party irrevocably waives any right that it may have to object to an action being brought in those Courts, to claim that the action has been brought in an inconvenient forum, or to claim that those Courts do not have jurisdiction.

17.4 Each party agrees that without preventing any other mode of service, any document in an action (including, but not limited to, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service on any party by being delivered to or left for that party at its address for service of notices under clause 16 and each party undertakes to maintain such an address at all times in the United Kingdom and to notify the other party in advance of any change from time to time of the details of such address in accordance with the manner prescribed for service of notices under clause 16.

IN WITNESS of which the parties have executed this Agreement on the date first mentioned above.